February 27, 2009

Lazare Kaplan International Inc.
19 West 44th Street
New York, New York 10036
Attention: Mr. William H. Moryto

Re:           Amended and Restated Facility Letter

Ladies and Gentlemen:

In accordance with our recent discussions, we are please to confirm ABN AMRO Bank N.V.’s (the “Lender”) agreement to hold available to Lazare Kaplan International Inc. (the “Borrower”) a revolving loan facility for own-note borrowings (“Loans”) up to a maximum aggregate principal amount of $7,800,000 (the “Facility”).  The Facility will be available at the Lender’s discretion in accordance with this letter agreement (the “Facility Letter”) until the earlier to occur of (i) notice from the Lender that the Lender has terminated the Facility or (ii) the Maturity Date (as such term is defined in the Credit Agreement) (such date, the "Facility Termination Date").

Reference is made to the Amended and Restated Revolving Credit Agreement dated as of February 27, 2009 (as the same has been and may be amended, restated or otherwise modified from time to time, the “Credit Agreement”) by and among the Borrower and the Lender.  Terms used herein but not otherwise defined shall have the meaning assigned to such terms in the Credit Agreement and such terms are hereby incorporated herein by reference.

The Lender’s agreement to make the Loans under the Facility is subject to the following terms and conditions:

The proceeds of the Loans shall be used solely for working capital.  The Borrower acknowledges and agrees that compliance by the Borrower with the terms and conditions set forth herein, merely entitles the Borrower to make requests for Loans hereunder, the granting of which, however, shall, in each case, remain within the Lender’s sole and absolute discretion.

The interest rate applicable to the Loans made under this Facility shall be either (i) the Base Rate or (ii) LIBOR plus the LIBOR Margin.  Each Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the Facility Termination Date.  Each LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of the Interest Period with respect thereto.  Without limiting the uncommitted nature of this Facility Letter and the Lender’s right to demand repayment of the Loans hereunder, together with all interest accrued thereon and any other obligations thereunder, the Borrower promises to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto and upon demand.  The Borrower hereby further promises to pay to the order of the Lender, on demand, at the place of payment indicated in the attached note, interest on any unpaid amounts under this Facility Letter following an Event of Default under the Credit Agreement or after demand by the Lender under this Facility Letter, at a rate per annum equal to the Base Rate plus two percent (2%) until such amount is paid in full.  You authorize us to debit all interest and fees when due to your account on our books.

Section 4.1 and Section 11 of the Credit Agreement shall be applicable to all Loans.  Please be advised that Loans with interest based on LIBOR are made in the Lender’s sole and absolute discretion.

If, no later than December 31, 2009, the Borrower and its Subsidiaries shall have no less than US$35,000,000 in committed lending facilities in addition to the Commitment and the committed portion of the Indebtedness described in Section 8.2(viii) of the Credit Agreement, then as provided in the Credit Agreement, the Commitment shall automatically be reduced by $9,700,000 and any Loans outstanding under the Credit Agreement in excess of $17,500,000, shall thereafter be governed by this Facility Letter and the Borrower shall promptly deliver to the Lender a note reflecting the increase in Loans governed by this Facility Letter.

As security for the Facility, you will provide us with an unconditional guaranty in favor of the Lender by the Guarantors.

Without in any way limiting the uncommitted nature of the Facility, you agree that if any of the Borrower or its Subsidiaries shall default under any agreement or agreements evidencing any indebtedness in excess of $100,000 owing to any person, or if such Indebtedness shall be payable on demand, and demand shall be made, or any affiliate thereof, or shall fail to pay such amounts thereunder when due or demanded, irrespective of any applicable period of grace or cure period, then the Lender may, by written notice to the Borrower, demand, and the Borrower will make, immediate payment to the Lender of all Loans and other amounts outstanding under the Facility, including but not limited to interest, costs and expenses, whether mature, contingent or unmatured.

Without in any way affecting the uncommitted nature of this Facility, you agree that so long as this Facility is in effect and until all Loans and obligations incurred hereunder are paid in full, you shall comply with the covenants set forth in Section 8 of the Credit Agreement.

Without in any way affecting the uncommitted nature of this Facility, you agree to pay to the Lender, a fee at the rate per annum equal to one-fourth of one percent (1/4 of 1%) (computed on the basis of a year of 360 days and the actual number of days elapsed) on the maximum aggregate principal amount of the Facility (whether drawn or undrawn).  Such fee shall be payable quarter-annually in arrears on the last Business Day of each March, June, September and December in each year (commencing on the first such date occurring after the date hereof) and upon the Facility Termination Date.

The terms of this Facility Letter shall not be amended without the prior written consent of each of the Borrower and the Lender.

The Borrower shall pay to the Lender, on demand, the reasonable costs, expenses and disbursements (including, but not limited to legal fees) in connection with the preparation, interpretation, administration, amendment, modification, cancellation, enforcement or restructuring of the Borrower’s obligations under this Facility Letter.

All obligations under this Facility are payable immediately on demand.  In addition to any other rights the Lender may have, and without limiting the uncommitted nature of this Facility, if the Borrower does not comply with any of its undertakings in this letter agreement, or an Event of Default shall have occurred under Section 9.1(a)-(j) of the Credit Agreement, or should any guaranty issued in support of this Facility be canceled or in any other way become ineffective or impaired, the Lender may, at its option, declare all Loans and other obligations under this Facility to the Lender to be, whereupon they shall become, immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which the Borrower hereby waives.

For the avoidance of doubt, this is not a committed facility and the Lender may terminate this Facility or demand the Loans at any time.  Section 16 and Section 20 of the Credit Agreement shall be applicable to this Facility Letter and are hereby incorporated herein by reference.

This Facility Letter amends, restates, supersedes and replaces the Facility Letter dated as of April 13, 2007 and all other prior letter agreements between us with respect to the subject matter contained herein.

If you are in agreement with the foregoing, kindly indicate your acceptance by signing the attached copy of this letter in the space provided and the attached promissory note and returning the same to us.

Very truly yours,

ABN AMRO Bank N.V.

Susan C. Sigda	Rob Broedelet

Accepted and agreed:
Lazare Kaplan International Inc.

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